Castlight Health Announces First Quarter 2015 Results

Total Revenue of $16.0 Million, Up 90% Year Over Year

SAN FRANCISCO – May 6, 2015 – Castlight Health, Inc. (NYSE:CSLT), a pioneer of the Enterprise Healthcare Cloud, today announced results for its first quarter ended March 31, 2015.

“We executed well across the business in the first quarter. Renewals were very strong and included our two largest, non-governmental customers that were up for renewal in 2015. Both signed renewals with us that increased their investments in Castlight solutions,” said Giovanni Colella, president and chief executive officer of Castlight Health. “In addition to these renewals and upsells, we were pleased to continue adding new large employers as customers in the first quarter, including Viacom, McKesson, and the State of Mississippi.”

Financial Performance for the Three Months Ended March 31, 2015

•	Total revenue for the first quarter of 2015 was $16.0 million, an increase of 90% from the first quarter of 2014. Subscription revenue was $14.9 million, an increase of 100% on a year-over-year basis.

•
Gross margin for the first quarter of 2015 was 55.0%, compared to a gross margin of 21.4% in the first quarter of 2014. Non-GAAP gross margin for the first quarter of 2015 was 58.1% compared to a non-GAAP gross margin of 23.1% in the first quarter of 2014.

•
Operating loss for the first quarter of 2015 was $19.7 million, compared to an operating loss of $24.3 million in the first quarter of 2014. Non-GAAP operating loss for the first quarter of 2015 was $16.1 million, compared to a non-GAAP operating loss of $19.3 million in the first quarter of 2014.

•
Net loss per basic and diluted share was $0.21 in the first quarter of 2015, compared to a net loss per share of $0.90 in the first quarter of 2014. The non-GAAP net loss per share for the first quarter of 2015 was $0.17, compared to a net loss per share of $0.72 in the first quarter of 2014. For both GAAP and non-GAAP purposes, the weighted average basic and diluted share count for the first quarter of 2015 was 91.8 million compared to 27.0 million in the first quarter of 2014.

•
Total cash, cash equivalents and marketable securities were $185.8 million at the end of the first quarter of 2015. Cash used in operations for the first quarter of 2015 was $13.2 million, compared to $16.1 million used in operations in the first quarter of 2014.

A reconciliation of GAAP to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Business Outlook

Q2 2015 Guidance: Revenue for the company’s second quarter is expected to be $17.6 million to $17.9 million, representing growth of 67% to 70% on a year-over-year basis. We expect to generate a non-GAAP operating loss in the range of $16.5 million to $17.5 million and a non-GAAP net loss per share of $0.18 to $0.19 based on 94 million weighted average basic and diluted shares outstanding.

Full Year 2015 Guidance: Revenue for the company’s full year 2015 is expected to be in the range of $74 million to $77 million, an increase of 62% to 69% year-over-year. Non-GAAP operating loss is expected to be in the range of $64 million to $67 million. Non-GAAP basic and diluted loss per share is expected to be in the range of $0.66 to $0.71 based on 95 to 97 million weighted average basic and diluted common shares outstanding.

For both the second quarter and the full year 2015, non-GAAP guidance excludes the effects of stock-based compensation expense and capitalization and amortization of internal-use software.

Quarterly Conference Call

Castlight Health will host a conference call to discuss its first quarter 2015 results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). A live audio webcast of the conference call, together with detailed financial information, can be accessed through the company's Investor Relations website at http://ir.castlighthealth.com. In addition, an archive of the webcast can be accessed through the same link. Participants who choose to call in to the conference call can do so by dialing 1-877-201-0168. The conference ID number is 29812154. A replay will be available for one week at 1-855-859-2056, passcode 29812154.

About Castlight Health

Castlight Health, Inc. (NYSE:CSLT) is a leader in Enterprise Healthcare Management. We believe great healthcare builds great business, and U.S. enterprises can gain control over the $620 billion spent annually on healthcare, transforming a crippling cost into a strategic business advantage. Recognized as a top 2014 software platform by the HR Technology Conference & Exposition, the Castlight Enterprise Healthcare Cloud enables employers to understand and manage all their healthcare investments while helping employees make the best possible healthcare decisions. Castlight is a great place to work, honored with a Glassdoor Employees’ Choice award and recognized by Rock Health for Diversity in Leadership. For more information visit www.castlighthealth.com. Follow us on Twitter and LinkedIn and Like us on Facebook. Source: Castlight Health.

Non-GAAP Financial Measures

To supplement Castlight Health’s financial statements presented in accordance with generally accepted accounting principles (GAAP), we also use and provide investors and others with non-GAAP measures of certain components of financial performance, including non-GAAP gross margin (loss), non-GAAP operating expense, non-GAAP operating loss, non-GAAP net loss and non-GAAP net loss per share. These non-GAAP financial measures differ from GAAP financial measures in that they exclude stock-based compensation, warrant expense, capitalization and amortization of internal-use software and the associated tax impact of these items, where applicable.

We believe that these non-GAAP financial measures provide useful supplemental information to investors and others, facilitate the analysis of the company’s core operating results and comparison of operating results across reporting periods, and can help enhance overall understanding of the company’s historical financial performance.

We have provided a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, except that we have not reconciled our non-GAAP operating loss and net loss per share guidance for the second quarter of 2015 to comparable GAAP operating loss and net loss per share guidance because we do not provide guidance for stock-based compensation expense and capitalization and amortization of internal-use software, which are reconciling items between GAAP and non-GAAP operating loss. The factors that may impact our future stock-based compensation expense and capitalization and amortization of internal-use software are out of our control and/or cannot be reasonably predicted, and therefore we are unable to provide such guidance without unreasonable effort.

These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Castlight Health encourages investors and others to review the company’s financial information in its entirety and not rely on a single financial measure.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements about Castlight Health’s expectations, plans, intentions, and strategies, including, but not limited to, statements regarding Castlight Health’s second quarter and full year projections, our expectations for future performance of our business, market growth and business conditions, future innovation by the company and future developments with respect to the digital healthcare industry. Statements including words such as “anticipate,” “believe,” “estimate,” “will,” “continue,” “expect,” or “future,” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in Castlight Health’s documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Castlight Health as of the date hereof. Castlight Health assumes no obligation to update these forward-looking statements.

Copyright 2015 Castlight Health, Inc. Castlight Health® is the registered trademark of Castlight Health, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

CASTLIGHT HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of
	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,041	$17,425
Marketable securities	158,730	175,057
Accounts receivable, net	10,488	11,097
Deferred commissions	3,642	3,675
Prepaid expenses and other current assets	3,499	3,476
Total current assets	203,400	210,730
Property and equipment, net	3,497	3,630
Marketable securities, noncurrent	—	6,220
Deferred commissions, noncurrent	2,377	2,563
Other assets	78	131
Total assets	$209,352	$223,274
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,169	$3,217
Accrued expenses and other current liabilities	4,365	5,791
Accrued compensation	7,378	10,455
Deferred revenue	24,002	20,708
Total current liabilities	39,914	40,171
Deferred revenue, noncurrent	7,079	6,652
Other liabilities, noncurrent	226	261
Total liabilities	47,219	47,084
Commitments and contingencies
Stockholders’ equity	162,133	176,190
Total liabilities and stockholders’ equity	$209,352	$223,274

CASTLIGHT HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Subscription	$14,906	$7,463
Professional services	1,045	913
Total revenue	15,951	8,376
Cost of revenue:
Cost of subscription (1)	2,519	2,712
Cost of professional services (1)	4,653	3,871
Total cost of revenue	7,172	6,583
Gross profit	8,779	1,793
Operating expenses:
Sales and marketing (1)	16,463	16,560
Research and development (1)	6,594	5,527
General and administrative (1)	5,463	4,010
Total operating expenses	28,520	26,097
Operating loss	(19,741)	(24,304)
Other income, net	98	23
Net loss	$(19,643)	$(24,281)
Net loss per share, basic and diluted	$(0.21)	$(0.90)
Weighted-average shares used to compute basic and diluted net loss per share	91,786	26,970
_______________________

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
	2015	2014
Cost of revenue:
Cost of subscription	$33	$4
Cost of professional services	425	140
Sales and marketing	1,751	1,174
Research and development	633	421
General and administrative	1,027	814

CASTLIGHT HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating activities:
Net loss	$(19,643)	$(24,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	454	282
Stock-based compensation	3,869	2,553
Amortization of deferred commissions	857	1,376
Accretion and amortization of marketable securities	443	124
Expense related to warrant	—	2,429
Changes in operating assets and liabilities:
Accounts receivable	609	(1,250)
Deferred commissions	(638)	(282)
Prepaid expenses and other assets	30	(1,081)
Accounts payable	1,512	759
Accrued expenses and other liabilities	(4,403)	(3,376)
Deferred revenue	3,721	6,686
Net cash used in operating activities	(13,189)	(16,061)
Investing activities:
Purchase of property and equipment	(887)	(656)
Purchase of marketable securities	(13,034)	(35,733)
Sales of marketable securities	5,000	13,000
Maturities of marketable securities	30,180	5,000
Net cash provided by (used in) investing activities	21,259	(18,389)
Financing activities:
Proceeds from the exercise of stock options	1,640	1,522
Payments of deferred financing costs	(94)	(2,102)
Net proceeds from initial public offering	—	189,943
Net cash provided by financing activities	1,546	189,363

Net increase in cash and cash equivalents	9,616	154,913
Cash and cash equivalents at beginning of period	17,425	25,154
Cash and cash equivalents at end of period	$27,041	$180,067

CASTLIGHT HEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Gross profit:
GAAP gross profit subscription	$12,387	$11,060	$4,751
GAAP gross margin subscription	83.1%	83.1%	63.7%
Stock-based compensation expense	33	81	4
Amortization of internal-use software	24	8	—
Non-GAAP gross profit subscription	$12,444	$11,149	$4,755
Non-GAAP gross margin subscription	83.5%	83.8%	63.7%

GAAP gross loss professional services	$(3,608)	$(3,190)	$(2,958)
GAAP gross loss percentage professional services	(345)%	(271)%	(324)%
Stock-based compensation expense	425	494	140
Non-GAAP gross loss professional services	$(3,183)	$(2,696)	$(2,818)
Non-GAAP gross loss percentage professional services	(305)%	(229)%	(309)%

GAAP gross profit	$8,779	$7,870	$1,793
GAAP gross margin	55.0%	54.3%	21.4%
Impact of non-GAAP adjustments	482	583	144
Non-GAAP gross profit	$9,261	$8,453	$1,937
Non-GAAP gross margin	58.1%	58.3%	23.1%

Operating expense:
GAAP sales and marketing	$16,463	$15,798	$16,560
Expense related to warrant	—	20	(2,429)
Stock-based compensation expense	(1,751)	(1,594)	(1,174)
Non-GAAP sales and marketing	$14,712	$14,224	$12,957

GAAP research and development	$6,594	$6,284	$5,527
Stock-based compensation expense	(633)	(1,081)	(421)
Capitalization of internal-use software	282	129	—
Non-GAAP research and development	$6,243	$5,332	$5,106

GAAP general and administrative	$5,463	$5,536	$4,010
Stock-based compensation expense	(1,027)	(1,349)	(814)
Non-GAAP general and administrative	$4,436	$4,187	$3,196

GAAP operating expense	$28,520	$27,618	$26,097
Impact of non-GAAP adjustments	(3,129)	(3,875)	(4,838)
Non-GAAP operating expense	$25,391	$23,743	$21,259

Operating loss:
GAAP operating loss	$(19,741)	$(19,748)	$(24,304)
Impact of non-GAAP adjustments	3,611	4,458	4,982
Non-GAAP operating loss	$(16,130)	$(15,290)	$(19,322)
Net loss and net loss per share:
GAAP net loss	$(19,643)	$(19,684)	$(24,281)
Total pre-tax impact of non-GAAP adjustments	3,611	4,458	4,982
Income tax impact of non-GAAP adjustments	—	—	—
Non-GAAP net loss	$(16,032)	$(15,226)	$(19,299)
Basic and Diluted net loss per share
GAAP	$(0.21)	$(0.22)	$(0.90)
Non-GAAP	$(0.17)	$(0.17)	$(0.72)

Shares used in basic and diluted net loss per share computation	91,786	90,467	26,970

Investor Contact:
Charles Butler
ir@castlighthealth.com
415-829-1400
Media Contact:
Jim Rivas
press@castlighthealth.com
415-515-8780